Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS FIRST QUARTER 2019 RESULTS

Greenwich, CT, USA, May 14, 2019. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers in the world, today announced results for the first quarter of 2019.

Highlights

-- On March 27, 2019, Diamond S successfully completed the merger with the tanker business of Capital Product Partners L.P., creating a publicly traded, large scale company with 68 crude and product carriers with an estimated gross vessel asset value of over $1.6 billion as of April 2019.

-- To facilitate the transaction, Diamond S entered into a credit facility that provides a $300.0 million term loan and up to $60.0 million in revolving loans. At close of the merger, the Company borrowed $345.0 million on this facility.

-- The Company maintains a healthy balance sheet with net debt at March 31, 2019 of $877.5 million implying a debt to asset value leverage ratio of 51%.

-- Only four days of the fully merged Company are included in the financial results for the quarter ended March 31, 2019. For the first quarter, net loss attributable to Diamond S was $1.0 million, representing a net loss of $0.04 basic and diluted earnings per share (“EPS”), and Adjusted EBITDA (see Non-GAAP Measures section below) was $30.3 million.

Craig H. Stevenson Jr., President and CEO of Diamond S, said: “The merger of Diamond S with the tanker fleet of Capital Product Partners has created one of the leading publicly traded tanker operators in the world.  We are hard at work finalizing the integration of the two fleets.  We believe the combination of our two platforms will drive operating and overhead efficiencies that will result in significant cost savings.  Our emergence in the public markets could not come at a better time as we believe the broader tanker market is entering a multi-year up cycle driven by restrained vessel supply growth, steady demand improvement and the massive industry changes to come as a result of marine fuel sulfur regulations.”

First Quarter 2019 Results

As the merger closed on March 27, 2019, only four days of results of the 68-vessel combined company are reflected in the financial statements for the first quarter of 2019. The first quarter of 2018 reflects the results of the fleet of DSS Holdings L.P.

Net loss attributable to Diamond S for the first quarter of 2019 was $1.0 million, or $0.04 per basic and diluted share, compared to a net loss of $13.7 million, or $0.51 per basic and diluted share, in the first quarter of 2018. The decrease in net loss in the first quarter of 2019 primarily reflects an increase in revenues as a result of better tanker market conditions in both the crude and product tanker segments.

The Company groups its business primarily by commodity transported and segments its fleet into a 16-vessel crude oil transportation fleet (the “Crude Fleet”) and a 52-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 15 Suezmax vessels and one Aframax vessel. The Products Fleet consists of 46 medium range vessels (“MR2”) and 6 handysize (“MR1”) vessels. Net revenues for the entire Company, which represents voyage revenues less voyage expenses, were $61.1 million for the first quarter of 2019 compared to $48.4 million in the first quarter of 2018. Net revenues from the Crude Fleet represented $21.0 million in the first quarter of 2019 compared to $12.7 million in the first quarter of 2018. Net revenues from the Crude Fleet increased as a result of better market conditions driven by an increase in long haul voyages, primarily from U.S. crude oil exports, and steady demand growth in global crude oil consumption. Net revenues from the Product Fleet were $40.1 million in the first quarter of 2019 compared to $35.7 million in the first quarter of 2018. The increase in net revenues in the Product Fleet was driven by (1) an increase in revenue days as a result of a decrease in the number of drydock days from 156 in the first quarter of 2018 to 90 days in the first quarter of 2019 and (2) stronger market conditions primarily driven by lower global product inventories.

Vessel expenses were $24.8 million for the first quarter in 2019 compared to $28.0 million in the first quarter of 2018. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, decreased $3.2 million primarily due to the decrease in operating days from the sale of two MR2 vessels in the fourth quarter of 2018 and the timing differences based on vessel availability for purchases of stores and spares.

Depreciation and amortization expense was $22.0 million in the first quarter of 2019 compared to $22.1 million in the first quarter of 2018. The decrease in depreciation and amortization expense was mainly a result of the sale of two MR2 vessels in the fourth quarter of 2018 partially offset by four days of depreciation of the newly acquired 25 vessels from the merger.

General and administrative expenses were $6.3 million in the first quarter of 2019 compared to $4.2 million in the first quarter of 2018. The increase was due to higher legal and accounting professional fees related to regulatory filings and an increase in headcount as a result of building the infrastructure for public company reporting standards and vessel management.

Interest expense was $9.4 million in the first quarter of 2019 compared to $8.6 million in the first quarter of 2018. Interest increased in the first quarter of 2019 as a result of an increase in debt borrowings on lines of credit due to the weak market conditions in 2018.

Other income, which consists primarily of interest income, increased from $0.4 million in the first quarter 2018 to $0.5 million in the first quarter of 2019. The increase in interest income in 2019 was due to higher average LIBOR rates in the first three months of 2019.

Liquidity

As of March 31, 2019, the Company had $81.3 million in cash and restricted cash. Restricted cash and minimum cash required by debt covenants was $55.2 million. The Company also had $16.1 million in available lines of credit as of March 31, 2019.

Outlook

For the Diamond S fleet, the second quarter for both the Crude and Product Fleets looks weaker than the first quarter. Current market conditions reflect the beginning of the typical seasonal weakness during the warmer months of the year. Record refinery turnarounds are also expected to have an impact on the entire tanker market in the second quarter. OPEC has continued at its reduced capacity since the announced production cuts in the fourth quarter of 2018. Tanker supply growth in the first half of the year is expected to be higher than the second half of 2019 due to higher scheduled new vessel deliveries and vessels planned to be out of service for fittings of exhaust gas cleaning systems.

As of May 10, 2019, the Company has booked approximately 60% of the Crude Fleet vessels at $15,700 per day. Vessels in the Product Fleet are 70% fixed at $12,800 per day. Earnings are expected to be impacted by positioning/repositioning of three to four vessels for drydocking in the second quarter in the Product Fleet.

We remain optimistic for the intermediate and longer terms, however as macroeconomic factors suggest to us that energy shipping is poised for a recovery. These factors include:

•	An orderbook currently at historical levels;

•	Oil demand expected to reach 100 million barrels per day this year;

•	The increasing distance between oil supply growth in the West and oil demand growth in the East;

•	Decreases in crude and refined product inventories; and

•	The effects of IMO 2020.

Conference Call

The Company will hold a conference call on May 14, 2019 at 11:00 a.m. Eastern Daylight Time to discuss its results for the quarter ended March 31, 2019.

To access the call, participants should dial +1 877 553-9962 for domestic callers and +44 2071 928592 for international callers. Participants are encouraged to dial in ten minutes prior to the call. Please quote “Diamond S” to the operator.

A live webcast of the conference call will be available from the Company’s website at www.diamondsshipping.com.

An audio replay of the conference call will be available starting at 2 p.m. on Tuesday, May 14, 2019 through Tuesday, May 21, 2019 by dialing in +1 866 331-1332 or +44 3333 009785 and entering the passcode 1194519#.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 68 vessels on the water, including 15 Suezmax vessels, one Aframax and 52 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other production in the international shipping markets and is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Some of the factors that could cause our actual results or conditions to differ materially include, unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Nicolas Bornozis

Judit Csepregi

Tel: +1-212-661-7566

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
as of March 31, 2019 and December 31, 2018

(In thousands, except for share data)

(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$76,106	$83,054
Due from charterers – Net of provision for doubtful accounts of $935 and $1,962, respectively	46,965	42,637
Inventories	32,762	20,880
Prepaid expenses and other current assets	11,678	3,731
Total current assets	167,511	150,302

Noncurrent assets:
Vessels – Net of accumulated depreciation of $498,926 and $479,532 and, respectively	1,975,675	1,454,286
Other property – Net of accumulated depreciation of $522 and $458, respectively	715	756
Deferred drydocking costs – Net of accumulated amortization of $15,718 and $14,573, respectively	35,364	33,287
Deferred financing costs – Net	—	169
Restricted cash	5,229	5,104
Time charter contracts acquired – Net of accumulated amortization of $1,075 and $1,733, respectively	7,317	93
Other noncurrent assets	5,431	5,858
Total noncurrent assets	2,029,731	1,499,553
Total	$2,197,242	$1,649,855

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$112,242	$97,315
Accounts payable and accrued expenses	39,257	25,316
Deferred charter hire revenue	3,755	3,622
Derivative liabilities	784	630
Total current liabilities	156,038	126,884

Long-term debt – Net of deferred financing costs of $13,311 and $7,147, respectively	828,064	542,226
Derivative liabilities	1,146	900
Total liabilities	985,248	670,009

Commitments and contingencies

Shareholders’ Equity:
Partners’ contributions	—	994,771
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,890,696 shares at March 31, 2019	40	—
Additional paid-in capital	1,234,137	2,558
Accumulated other comprehensive income	3,291	4,387
Accumulated deficit	(60,287)	(56,477)
Total Diamond S Shipping Inc. shareholders’ equity	1,177,181	945,239
Noncontrolling interests	34,813	34,607
Total equity	1,211,994	979,846
Total	$2,197,242	$1,649,855

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three Months Ended March 31, 2019 and 2018

(In Thousands, Except Per Share and Share Data)
(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Revenue:
Spot revenue	$98,449	$85,934
Time charter revenue	4,207	4,364
Pool revenue	—	2,846
Voyage revenue	102,656	93,144

Operating expenses:
Voyage expenses	41,578	44,735
Vessel expenses	24,801	28,030
Depreciation and amortization expense	21,956	22,054
General and administrative expenses	6,288	4,157
Total operating expenses	94,623	98,976
Operating income (loss)	8,033	(5,832)
Other (expense) income:
Interest expense	(9,370)	(8,582)
Other income	517	351
Total other expense – Net	(8,853)	(8,231)
Net loss	(820)	(14,063)
Less: Net income (loss) attributable to noncontrolling interest(1)	206	(336)
Net loss attributable to Diamond S Shipping Inc.	$(1,026)	$(13,727)

Net loss per share – basic and diluted	$(0.04)	$(0.51)

Weighted average common shares outstanding – basic and diluted	27,731,252	27,165,696

(1)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture. In accordance with U.S. GAAP, the Company consolidates 100% of NT Suez’s net income for the three months ended March 31, 2019 and the net loss for the three months ended March 31, 2018. Consolidated net loss of $(820) and $(14,063) for the three months ended March 31, 2019 and 2018, respectively, includes 100% of NT Suez’s results.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Three Months Ended March 31, 2019 and 2018
(In Thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Cash flows from Operating Activities:
Net loss	$(820)	$(14,063)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	21,956	22,054
Amortization of deferred financing costs	846	723
Amortization of time charter hire contracts acquired	76	59
Amortization of the realized gain from recouponing swaps	(696)	—
Changes in assets and liabilities	(11,244)	(2,590)
Cash paid for drydocking	(4,232)	(4,223)
Net cash provided by operating activities	5,886	1,960

Cash flows from Investing Activities:
Acquisition costs, net of cash acquired of $16,568	(292,683)	—
Transaction costs	(17,785)	—
Payments for vessel additions and other property	(2,649)	(797)
Net cash used in investing activities	(313,117)	(797)

Cash flows from Financing Activities:
Borrowings on long-term debt	300,000	—
Principal payments on long-term debt	(17,748)	(18,593)
Borrowings on revolving credit facilities	51,000	6,000
Repayments on revolving credit facilities	(26,323)	—
Payments for deferred financing costs	(6,521)	(271)
Net cash provided by (used in) financing activities	300,408	(12,864)
Net decrease in cash, cash equivalents and restricted cash	(6,823)	(11,701)
Cash, cash equivalents and restricted cash – Beginning of period	88,158	96,041
Cash, cash equivalents and restricted cash – End of period	$81,335	$84,340

Supplemental disclosures:
Cash paid for interest	$9,109	$7,861
Unpaid transaction costs in Accounts payable and accrued expenses at the end of the period	$1,299	$—
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$2,514	$—

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Other Operating Data

(Unaudited)

	For the Three Months Ended March 31,
	2019		2018
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Time charter TCE(1) per day	$26,400	$15,464	$—	$16,251
Spot TCE per day(2)	20,765	14,357	11,718	12,543
Total TCE per day(2)	$20,786	$14,486	$11,718	$12,843

Vessel expenses per day (3)	$6,965	$6,328	$7,711	$6,633

Revenue days(4)	1,083	2,782	1,080	2,814
Operating days(4)	1,096	2,874	1,080	2,970

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

	For the Three Months Ended March 31,
	2019		2018
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$35,409	$67,247	$29,358	$63,786
Voyage expense	(14,370)	(27,708)	(16,702)	(28,033)
Amortization of time charter contracts acquired	19	57	—	59
Off-hire bunkers in voyage expenses	—	373	—	326
Load-to-discharge/Discharge-to-discharge differential	1,454	(153)	—	—
Revenue from sold vessels	—	(13)	—	—
TCE Revenue	$22,512	$40,303	$12,656	$36,138

Operating days(3)	1,096	2,874	1,080	2,970
Technical off-hire/drydocking	(13)	(92)	—	(156)
Revenue days(3)	1,083	2,782	1,080	2,814

Total TCE per day	$20,786	$14,486	$11,718	$12,843

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income/(loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss, as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

(in thousands)	For the Three Months Ended March 31,
	2019	2018
Net loss	$(820)	$(14,063)
Other income	(517)	(351)
Interest expense	9,370	8,582
Depreciation and amortization	21,956	22,054
Noncontrolling interest	(1,157)	(574)
EBITDA	28,832	15,648
Nonrecurring corporate expenses	1,392	198
Amortization of time charter contracts acquired	76	59
Adjusted EBITDA	$30,300	$15,905